Exhibit 10.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

PROMISSORY NOTE

$300,000	January 26, 2007 San Diego, California

For Value Received, Viking Systems, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of Donald E. Tucker (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Thousand Dollars ($300,000) (the “Loan”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Principal Repayment. The outstanding principal amount of the Loan together with all accrued and unpaid interest thereon shall be due and payable on demand after February 26, 2007 (the “Maturity Date”).

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at a rate equal to (i) 8% per annum for the first 30 days following the date hereof and (ii) 18% per annum thereafter, or, in each case, the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable monthly in arrears not later than the first day of each calendar month for the preceding month, commencing on the first day of the calendar month following the calendar month in which the Loan is made, and shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed.

3. Place of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America at the office of Lender, 4350 La Jolla Village Drive, Suite 900, San Diego, Ca 92122, unless another place of payment shall be specified in writing by Lender.

4. Application of Payments; Prepayment.

    4.1 Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

4.2 This Note may be prepaid in whole or in part at any time and at the election of Borrower without penalty or premium. Any partial prepayment shall be applied to interest first and then to principal. At the time of any prepayment of principal hereunder, Borrower shall also pay all accrued and unpaid interest on the amount prepaid through the date of prepayment. Any amount prepaid may not be reborrowed.

5. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) business days thereafter;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

6. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness. By acceptance of this Note Lender agrees to execute and deliver customary forms of subordination agreement requested from time to time by the holders of Senior Indebtedness and, as a condition to Lender’s rights hereunder, Borrower may require that Lender execute such forms of subordination agreement, provided that such forms shall not impose on Lender terms less favorable than those provided herein.

“Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (a) indebtedness of Borrower to Silicon Valley Bank, whether or not secured, and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

7. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Borrower consents to in personam jurisdiction for any legal action or proceeding with respect to this Note in the San Diego Superior Court. Borrower, by execution and delivery of this Note, hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court.

9. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

10. Integration. This Note reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement or instrument, oral or written, before the date hereof.

11. Amendments, Modification, Etc. No amendment, modification or waiver of any provision of this Note, and no consent to any departure by Lender or Borrower and their assigns therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. No Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise thereof or the exercise of any other right. The rights of the Lender under this Note against Borrower are not conditional or contingent on any attempt by the Lender to exercise any of his rights under this Note against Borrower or any other person.

Borrower	Viking Systems, Inc. By: /s/ Gregory Decker Printed Name: Gregory Decker Title: Chief Financial Officer

Acknowledged and Agreed:

/s/ Donald E. Tucker